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Exhibit 3.2

CERTIFICATE OF AMENDMENT
of
RESTATED CERTIFICATE OF INCORPORATION
of
LEVEL 3 COMMUNICATIONS, INC.

        First:    That the Board of Directors of Level 3 Communications, Inc., a Delaware corporation (the "Corporation"), by unanimous written consent of the Board of Directors of the Corporation, adopted resolutions setting forth a certain proposed amendment to the Restated Certificate of Incorporation, declaring said amendment to be advisable and calling for the stockholders of the Corporation to consider said amendments at the next Annual Meeting of the Stockholders to be held on May 19, 2009. The resolutions setting forth the proposed amendments are as follows:

        RESOLVED, that ARTICLE IV of the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on May 22, 2008, is hereby amended in its entirety to read as follows:

"ARTICLE IV
AUTHORIZED CAPITAL STOCK

        The total number of shares of capital stock which the Corporation shall have the authority to issue is 2,510,000,000 shares, consisting of 2,500,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock")."

        Second:    That thereafter, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the Annual Meeting of the Stockholders was held on May 19, 2009, and, at that meeting, the necessary number of shares as required by statute were voted in favor of the amendment.

        Third:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        Fourth:    That the capital of the Corporation shall not be reduced under or by reason of said amendments.

BY:	/s/ THOMAS C. STORTZ
	NAME:	Thomas C. Stortz
	TITLE:	Executive Vice President, Chief Legal Officer and Secretary

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  Exhibit 3.2
CERTIFICATE OF AMENDMENT of RESTATED CERTIFICATE OF INCORPORATION of LEVEL 3 COMMUNICATIONS, INC.
"ARTICLE IV AUTHORIZED CAPITAL STOCK